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                                                            OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                 TELLURIAN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    879674109
          -----------------------------------------------------------
                                 (CUSIP Number)

     Steven Morse, Esq., Lester Morse P.C., 111 Great Neck Rd., Great Neck,
                             NY 11021 (516-487-1446)
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                  July 1, 1997
              ----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13D
                                                                     Page 2 of 4
-------------------------------------------------------------------------------
CUSIP No. 879674109
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                    Stuart French
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                    Not Applicable.
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    U.S.A.
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      199,261
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      Not applicable.
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |                                      199,261
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                       Not applicable.
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            199,261
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                            6.3%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                             IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                    Page 3 of 4
                                  SCHEDULE 13D

CUSIP No. 879674109
-------------------



Item 1.           Security and Issuer
------

         This statement relates to the shares of Common Stock, $.01 par value, of Tellurian, Inc. (the "Issuer"). The Issuer's principal executive office is located at 300K Route 17 South, Mahwah, NJ 07430.

Item 2.           Identity and Background
------
         (a)      Stuart French

         (b)      300K Route 17 South
                  Mahwah, NJ 07430

         (c)      President of the Issuer

         (d)      Not applicable.

         (e)      Not applicable.

         (f)      U.S.A.


Item 3.           Source and Amount of Funds or Other Consideration
------
                  Not applicable.

Item 4.           Purpose of Transactions
------
                  Options granted in June 1996 which become exercisable on July 1, 1997.

                  (a) - (j) None.

Item 5.           Interest in Securities of the Issuer
------

                  (a) - (b) As of July1,1997, the Issuer has 3,025,000 shares issued and outstanding. Based upon the foregoing, Stuart French has the sole voting and dispositive power of 199,261 shares or 6.3% of the outstanding shares. The 199,261 shares include 49,261 shares owned directly and 150,000 shares that may be acquired from the issuer upon exercise of stock options.

                  (c) - (e)  Not applicable.

                                                                    Page 4 of 4
                                  SCHEDULE 13D

CUSIP No. 879674109
-------------------

Item 6.           Contracts, Arrangements, Understandings or Relationships
------            with Respect to the Securities of the Issuer

                  Not applicable.

Item 7.           Materials to be filed as Exhibits
------

                  Not applicable.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 1, 1997

Reporting Person:    Stuart French


Signature:  /s/   Stuart French
          ------------------------------------